Exhibit 99.1

Major Logistics Client of AITX’s Subsidiary, Robotic Assistance Devices, Expands with Order for 38 RIO™ Solar-Powered Security Towers

August 2023 and Q2 of FY 2024 Closing Strong for AITX

Detroit, Michigan, August 30, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for 38 of its increasingly popular RIO solar-powered security towers.

Not named due to nondisclosure agreements, the Company noted that this direct client is a prominent shipping and transportation company with over 250 distribution centers throughout the United States. This client has thoroughly tested RAD through 9 devices previously ordered and deployed at 2 locations. These newly ordered 38 RIO devices, completing their first phase of planned rollouts, consisting of 24 RIO 360 units, and 14 RIO 180 units will be deployed at 10 of the client’s distribution centers. The Company also noted that additional expansion orders of a similar quantity are expected as part of the second phase of rollouts, and that the client may be named in a future press release and case study.

In a press release dated August 10, 2023, RAD, in anticipation of increased RIO demand, expanded its current RIO production run to 200 units. The Company’s Detroit factory, affectionately referred to as the RAD Excellence Center (or ‘REX’) can produce up to 100 RIO units per month without impacting currently anticipated ROSA and AVA demand. The Company clarified that a ROSA 360 includes two ROSA DC units, while a ROSA 180 includes a single ROSA DC unit. However, many ROSA units that are mounted on a RIO are counted as a single device for unit device counting purposes.

“The validation of RAD as a major enterprise supplier has our entire firm buzzing with excitement and anticipation of where we’ll take this and similar clients,” said Steve Reinharz, CEO of AITX and RAD. “RIO is on track to being a solid performer for RAD and our clients. Plus, RIO is our highest revenue generating stationary solution that we’re building right now and it’s an ideal combination of volume and revenue.”

“We want to share this moment of accomplishment with our team. From the developers to the engineers, to the implementation folks, to the business development team, to sourcing. It takes a coordinated team to prove to a Fortune 100 company that we should be their partner, and we won,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Now we’re going to outperform and earn a lot more business from this client while we replicate this victory across all the players in this vertical market.”

Reinharz added, “This single expansion order will add approximately $60,000 to RAD’s (recurring monthly revenue (RMR) once deployed. Current deployments with this client earn us approximately $9,000 in RMR from this client’s earlier deployments. It’s big orders, from great clients like this, and others that we’re expecting to close soon.”

RIO 360 is a versatile solar-powered security tower configured with dual ROSA devices. RIO 360 offers the marketplace two valuable benefits. The first is the unmatched performance of the dual ROSA devices that sit atop the unit’s mast. There is no device in the market that can perform ROSAs extensive list of autonomous actions. ROSA is RAD’s best-selling and a multiple award-winning device. The second critical differentiator is RIO’s value pricing. RIO’s pricing competes favorably against the leading solar tower manufacturers. RIO 180 utilizes much of the same hardware and software platform as RIO 360, but ships with a single ROSA device and fewer solar panels.

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz